Exhibit 5.3

CONSENT OF P. BEDELL

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation (File No. 333-190073).

/s/ Philip Bedell
By:	Philip Bedell, B.E.Sc., M.E.Sc., P.Eng
Title:	President
Company:	Bedell Engineering Inc.

Dated:	January 15, 2014